Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on June 1, 2018 (the “Effective Date”) by and between Craig Williams, an independent consultant (“Williams”) and Crimson Wine Group, Ltd., a Delaware corporation (the “Company”).

Williams is engaged in the business of providing advice and consultation to the wine industry. The Company now wishes to engage Williams’ services in the capacity of an independent contractor, and in the manner provided in this Agreement.

1.Services to be Provided. Williams will provide consulting services as described in Exhibit A to this Agreement (the “Services”). Williams shall, at all times, use his best efforts to perform the Services called for under this Agreement.
2.Fees for Services. In consideration for Williams performing the Services to the Company at a commitment of up to 6 business days per month and so long as this Agreement remains in effect, the Company shall pay to Williams a monthly retainer fee equal to $6,000 (the “Monthly Retainer”). The monthly retainer fee is based upon an annual retainer equal to $72,000, however, the initial consulting agreement period through December 31, 2018 would be a total retainer of $42,000 (7 months x $6,000/month). The Company shall pay the Monthly Retainer to Williams on or before the 10th day of the calendar month immediately following the calendar month for which the Monthly Retainer is due. Williams shall not be required to work more than 6 business days in any calendar month; provided however, that the Company and Williams may agree for Williams to work greater than 6 business days in a calendar month at an additional compensation amount to be agreed to by the Company and Williams. If requested by the Company, Williams shall submit invoices for the performance of the Services for any calendar month detailing the number of days and/or hours worked for such month and any other information reasonably requested by the Company.
3.Expenses. Except as expressly provided in this Agreement, Williams will be responsible for all normal business expenses incurred by him in providing Services under this Agreement. As required by various assignments, the Company may authorize and reimburse extraordinary expenses, such as for required out-of-area travel. Williams shall not incur any expenses on behalf of the Company unless pre-approved. As a condition to receiving reimbursement for pre-approved expenses, Williams shall be required to submit receipts evidencing his expenditures to the Company in accordance with the Company’s normal reimbursement practices and policies.
4.Term and Termination. This Agreement shall be for an initial period of seven months, through December 31, 2018, and will automatically renew for successive one-year periods unless terminated by either party as set out in this paragraph. Either party may terminate this Agreement at any time upon with or without cause written notice to the other. In the event of such termination, Williams shall provide to the Company all work products completed through the termination date, and the Company shall pay Williams any Retainer Fee due and unpaid for any full or partial calendar months worked in performing Services prior to the notice of termination.
5.Independent Contractor Status. Williams’ relationship with the Company will be that of an independent contractor, and not that of an employee. Consistent with an independent contractor relationship, the parties agree to each of the following rights and responsibilities:
1.Method of Services. Williams shall be solely responsible for determining the method, details, and means of performing the Services;

2.No Authority to Contract. Neither Williams, nor any partner, agent or employee of Williams, has authority to bind the Company to contracts or obligations without the prior written authorization of the Company.
3.No Employee Benefits. Williams shall not be eligible for benefits offered by the Company to its employees, including (but not limited to) pension, health, vacation pay, sick pay, or other employee benefits.
4.Non-Exclusive Engagement. The Company shall not require Williams to devote his full-time professional efforts to performing Services hereunder. Moreover, Williams has the absolute right to perform services for others during the term of this Agreement, subject to the terms of this Agreement.
5.Taxation of Fees. Williams shall have full responsibility for applicable withholding taxes on all fees for Services, and for compliance with all applicable labor and employment requirements with respect to Williams’s self-employment, sole proprietorship, or other form of business organization, and/or Williams’ partners, agents and employees.
6.Confidential Information.
1.Confidential Information. Williams acknowledges that, during his engagement with the Company, he may have access to, and become acquainted with, various trade secrets, inventions, innovations, processes, compilations of information, and records owned or licensed by the Company and/or used by the Company in connection with the operation of its business, and which have economic value for the Company (“Confidential Information”). Williams agrees not to use or disclose such Confidential Information, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as necessary in the course of providing the Services anticipated under this Agreement. All files, records, documents, specifications, information, letters, notes, and similar items relating to the business of the Company, whether prepared by Williams or otherwise coming into Williams’ possession, will remain the exclusive property of the Company.
2.Exclusions. Confidential Information does not include any information that: (i) was known to Williams prior to its disclosure hereunder by the Company; (ii) was independently developed by Williams; (iii) is or becomes publicly known through no wrongful act of Williams; (iv) has been rightfully received from a third party whom Williams has reasonable grounds to believe is authorized to make such disclosure without restriction; (v) has been approved for public release by the Company; or (vi) would not qualify as an assignable invention under California Labor Code §§ 2870-2872 if Williams were an employee of the Company (the text of which is attached hereto as “Exhibit B”). Confidential Information may be disclosed pursuant to applicable law, regulations or court order, provided that Williams must provide prompt advance notice to the Company if he receives any such court order, so that the Company may seek a protective order or otherwise prevent such disclosure.
3.Return of Confidential Information. Upon the expiration or termination of this Agreement, or whenever requested by the Company, Williams shall promptly, and in no event more than five (5) days of being so requested by the Company, deliver to the Company, or in the case of duplicate records he may properly destroy, all Confidential Information in any tangible form that is within the possession or control of Williams. Any Confidential Information that is not returned or destroyed, including, without limitation, any Confidential Information communicated verbally, shall remain subject to the confidentiality obligations set forth in this Agreement.

7.Non-Infringement. Williams warrants and covenants that all deliverables to the Company are original, are not the work of subcontractors or third parties, and do not infringe upon the rights of others.
8.Intellectual Property. Williams hereby agrees to assign, and hereby does assign to the Company all of Williams’s rights, title, and interest in and to any and all inventions, original works of authorship, trademarks, service marks, trade names, trade dress, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright, trademark, or similar laws, which Williams may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, either in whole or in part, during the time of Williams’s services as an independent contractor during the term of this Agreement which concern or are related to any of the Services that are actually provided by Williams for the Company, and would not be a considered an invention an employee is not permitted to assign to an employer under California Labor Code §§ 2870-2872 if Williams were an employee of the Company (hereinafter referred to as “Intellectual Property”). Williams hereby confirms that the assignment of the Intellectual Property to the Company includes the assignment to the Company of all rights to sue for past, present and future causes of action concerning or related to the Intellectual Property, including but not limited to third party infringement of any of the Intellectual Property, and the right to retain any recovery for such causes of action. Williams hereby confirms that this Agreement constitutes an assignment of all rights, title, and interest in such original works of authorship to the Company.
9.No Conflicts. Williams represents and warrants that he is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Williams will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement. Nothing in this Paragraph 9 or this Agreement, however, shall prohibit Williams from engaging in providing consulting services or being employed by another person pursuant to and consistent with Paragraph 5.4 of this Agreement.
10.No Solicitation of Employees. During the term of the Agreement and for a period of 24 months following termination (for whatever reason), Consultant shall not, on his own behalf or on behalf of any other person or entity, directly or indirectly, solicit or encourage any person then an employee, contractor or consultant of the Company to terminate their relationship with the Company for the purpose of forming or joining another business.
11.    Indemnification. Williams hereby agrees to indemnify, defend, and hold the Company, his affiliates, agents, employees, attorneys and representatives (the “Company Indemnified Parties”), harmless from any and all liability, claims, demands, causes of action, judgments, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) which Company Indemnified Parties may incur or become liable for as a result of claims by any person or entity arising from or in connection with (a) breach of this Agreement by Williams or (b) Williams’s performance of the Services.
Company hereby agrees to indemnify, defend, and hold the Consultant harmless from any and all liability, claims, demands, causes of action, judgments, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) that constitute, or arise out of or in connection with any breach by Company of its representations, warranties, agreements and covenants hereunder.
Notwithstanding the foregoing, neither Williams nor the Company shall be obligated to defend or hold harmless any party in the event that such claims, demands, causes of action, judgments, damages and,

expenses arose out of the willful misconduct, gross negligence, or bad faith of the party seeking the indemnification.
12.General Provisions.
1.Severability. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the invalid provision will be stricken and the remainder of this Agreement will remain in full force and effect.
2.Notices. All notices given to a party under this Agreement are to be in writing and will be effective when presented in the case of personal delivery, or after three (3) days if mailed by first class mail.
3. Counterparts. This Agreement may be signed in counterparts which, taken together, will constitute a fully signed copy of this Agreement.
4.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to the principles of conflict of laws.
5.Entire Agreement; Amendments. This Agreement embodies the entire understanding between Williams and the Company in relation to the subject matter herein and replaces all prior understandings, agreements or arrangements between the parties with respect to this subject matter. The provisions of this Agreement may only be amended or waived by a writing signed by both Williams and an officer of the Company.
6.Waiver. The failure of a party to enforce rights under this contract will not be deemed as a waiver of such rights.
7.Headings. Section headings are included for convenience only, and are not to be considered part of this Agreement, or an accurate description of its contents.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

SIGNATURES:

“Company” CRIMSON WINE GROUP, LTD. /s/ Nicholas Quillé	“Consultant” CRAIG WILLIAMS /s/ Craig Williams
Nicholas Quillé Chief Winemaking and Operating Officer	Craig Williams

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Williams’ Services shall generally include consulting in relation to:

•	Winemaking protocol: fermentation guidelines, aging- barrel selection, topping regime and blending decisions, quality control- laboratory and cellar, bottling and experimentation;

•	Viticulture: vineyard management/practices, vineyard development, soil amendments, quality control;

•	Design and Logistics: winery layout and design, equipment recommendations;

•	Winery & Vineyard Acquisition Reviews: due diligence on vineyards, wineries and facilities as requested; and

•	Related services as requested by the Company and within the Williams’ area of expertise.

CALIFORNIA LABOR CODE §§ 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or him rights in an invention to his or him employer shall not apply to an invention that the employee developed entirely on his or him own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or him employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or him rights in any invention to his or him employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.